EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES THIRD QUARTER 2009 RESULTS

PC Postage® Revenue of $18.3 million; Non-GAAP Diluted Earnings Per Share of $0.17

LOS ANGELES – October 22, 2009 – Stamps.com® (Nasdaq:STMP), the leading provider of postage online and shipping software solutions, today announced results for the third quarter ended September 30, 2009.

For the third quarter:

•	Excluding the enhanced promotion channel, PC Postage revenue was $16.8 million, up 5% from the third quarter of 2008.

•
Including the enhanced promotion channel (which consists of online programs where additional promotions are offered to customers), total PC Postage revenue was $18.3 million, up 1% from the third quarter of 2008.

•
The Company reduced the overall level of sales and marketing costs for PhotoStamps by approximately 46% versus the third quarter of 2008 and as a result, total third quarter PhotoStamps revenue was $1.9 million, a decrease of 6% versus the third quarter of 2008.

•	Total revenue was $20.2 million, flat compared to the third quarter of 2008.

•	PC Postage gross margin was 78.3%, PhotoStamps gross margin was 18.9% and total gross margin was 72.7%.

•
GAAP net income was $1.7 million, or $0.11 per fully diluted share. This includes a $0.8 million non-cash stock-based compensation expense and a $0.2 million adjustment resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes.

•	Excluding the FASB Statement 123R expense and the income tax adjustment, non-GAAP income from operations was $2.5 million and non-GAAP net income per fully diluted share was $0.17.

“In the third quarter we were pleased that our non-GAAP earnings per share were the strongest they have been in a year,” said Ken McBride, Stamps.com president and CEO. “We achieved five percent overall revenue growth in PC Postage, excluding the enhanced promotion channel. We also saw our lowest cost per new customer acquired for this year and we continued to make good progress in our enterprise and shipping areas during the quarter.”

Third quarter 2009 Detailed Results

Stamps.com reported 2009 third quarter GAAP net income of $1.7 million. On a per share basis, total 2009 third quarter GAAP net income was $0.11 based on fully diluted shares outstanding of 16.2 million. Third quarter GAAP net income was reduced by $0.8 million for FASB 123R stock-based compensation expense and an income tax adjustment of $0.2 million resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes based on legislation which was passed in 2008 and is effective for tax years 2008 and 2009. Non-GAAP and GAAP amounts are reconciled in the following table:

Third Quarter Fiscal 2009
All amounts in millions except	Non-GAAP	FASB	Income Tax	GAAP
per share or margin data:	Amounts	123R	Adjustment	Amounts

Cost of Sales	$5.45	$0.07	$-	$5.52
Research & Development	2.02	0.18	-	2.20
Sales & Marketing	7.16	0.20	-	7.36
General & Administrative	3.06	0.33	-	3.39
Total Expenses	17.70	0.77	-	18.47

Gross Margin	73.0%	(0.3)%	-	72.7%

Income from Operations	2.52	(0.77)	-	1.74
Interest and Other Income	0.21	-	-	0.21
Pre-Tax Income	2.73	(0.77)	-	1.95

Provision for Income Taxes	(0.01)	-	(0.21)	(0.22)

Net Income	$2.71	$(0.77)	$(0.21)	$1.73

On a diluted per share basis	$0.17	$(0.05)	$(0.01)	$0.11

Shares used in per share calculation	16.16	16.16	16.16	16.16

Excluding the FASB Statement 123R expense and income tax adjustment, 2009 third quarter non-GAAP net income was $2.7 million or $0.17 per fully diluted share based on fully diluted shares outstanding of 16.2 million. This compares to 2008 third quarter non-GAAP net income per fully diluted share of $0.17.  Thus, non-GAAP third quarter diluted earnings per share were flat versus the same quarter last year.

Share Repurchase

During the third quarter, the Company repurchased a total of 0.5 million shares for a total cost of $3.9 million. On July 23, 2009, Stamps.com’s Board of Directors approved a new share repurchase plan authorizing the Company to repurchase up to 2.5 million shares of Stamps.com stock from August 2009 through February 2010. Under this plan to date, the Company has repurchased 0.3 million shares for a total cost of $2.9 million.

The timing of share purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its net operating loss asset could be impaired if such a repurchase were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Business Outlook

Stamps.com currently expects total 2009 revenue to be $80 to $90 million. 2009 GAAP net income per share is expected to be $0.20 to $0.40, including approximately $3 million of 2009 FASB Statement 123R stock-based compensation expense, a $0.4 million asset write-off, and $0.5 to $1.0 million of expected taxes resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes. Excluding the FASB Statement 123R expenses, asset write-off and the additional California income taxes, non-GAAP 2009 net income per fully diluted share is expected to be $0.40 to $0.60.

Net Operating Losses (NOL) and Protective Measures

Stamps.com currently has approximately $235 million in Federal NOLs and $150 million in State NOLs, with a potential value of up to $95 million in tax savings over the next 15 years.  Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, the Company’s NOL asset may be impaired. A change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. We estimate that as of September 30, 2009 the Company was at an approximately 28% level compared with the 50% level that would trigger impairment of our NOL asset.

During the second quarter of 2008, the Company received shareholder approval to amend its articles of incorporation in order to protect its NOL asset (the “NOL Protective Measures”) and those measures are now in effect. Under the NOL Protective Measures there is no change to the way that existing Stamps.com shares are held or traded, but any person, company or investment firm which wishes to become a “5% shareholder” of Stamps.com must first obtain a waiver from the Company’s board of directors. In addition, any person, company or investment firm which is already a “5% shareholder” of Stamps.com cannot make any additional purchases of Stamps.com stock without a waiver from the Company’s board of directors.

Stamps.com currently has 15.8 million shares outstanding and therefore ownership of approximately 788 thousand shares or greater would currently constitute a “5% shareholder”. Stamps.com strongly urges that any stockholder contemplating owning more than 630 thousand shares contact the Company before doing so.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past three fiscal years and through the current quarter is available currently at http://investor.stamps.com (under a tab on the left side called Company Information, Current and Previous Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Since launching PhotoStamps in May 2005, more than 74 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Costco, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the accounting standard FASB 123R. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, litigation charges, income tax adjustments, and income tax benefits enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Revenues:
Subscription	$15,401	$15,435	$45,922	$46,209
Product	2,536	2,326	7,733	7,392
Insurance	377	375	1,176	1,140
PhotoStamps	1,901	2,020	5,609	7,897
Other	1	-	6	-
Total revenues	20,216	20,156	60,446	62,638
Cost of revenues:
Subscription	2,926	2,626	8,806	7,630
Product	940	809	2,915	2,637
Insurance	116	124	364	363
PhotoStamps	1,542	1,489	4,363	5,708
Total cost of revenues	5,524	5,048	16,448	16,338
Gross profit	14,692	15,108	43,998	46,300
Operating expenses:
Sales and marketing	7,359	7,654	23,650	25,057
Research and development	2,198	2,243	6,624	6,288
General and administrative	3,391	3,420	9,961	11,820
Total operating expenses	12,948	13,317	40,235	43,165
Income from operations	1,744	1,791	3,763	3,135
Other income, net:
Interest income	208	697	797	2,350
Other income	-	5	-	26
Total other income, net	208	702	797	2,376
Pre-tax income	1,952	2,493	4,560	5,511
Income tax expense (benefit)	221	430	555	(3,056)
Net income	$1,731	$2,063	$4,005	$8,567
Net income per share:
Basic	$0.11	$0.11	$0.24	$0.44
Diluted	$0.11	$0.10	$0.24	$0.43
Weighted average shares outstanding:
Basic	16,035	19,410	16,397	19,505
Diluted	16,162	19,726	16,527	19,796

CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2009	2008

ASSETS
Cash and investments	$69,878	$74,059
Trade accounts receivable	2,806	2,962
Other accounts receivable	2,316	1,201
Other current assets	3,438	4,426
Property and equipment, net	2,358	3,086
Intangible assets, net	499	505
Deferred tax	3,671	3,671
Other assets	3,022	3,348
Total assets	$87,988	$93,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,346	$11,174
Deferred revenue	4,206	$3,743
Total liabilities	14,552	14,917

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	629,579	626,810
Treasury Stock	(103,162)	(90,613)
Accumulated deficit	(452,386)	(456,391)
Unrealized loss on investments	(642)	(1,512)
Total stockholders' equity	73,436	78,341
Total liabilities and stockholders' equity	$87,988	$93,258